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                                                                     EXHIBIT 4.6

                                STAFFMARK, INC.

                             STOCK OPTION AGREEMENT


        THIS STOCK OPTION AGREEMENT ("Agreement") is made as of ____________, 19___, by and between StaffMark, Inc., a Delaware corporation ("Company"), and ___________ ("Employee").

        WHEREAS, ___________ is a valuable and trusted employee of the Company, and the Company considers it desirable and in its best interests to attract and retain in its employ persons of outstanding competence, and to promote the shareholder point of view among employees of the Company. The Company grants this non-qualified stock option in accordance with the StaffMark, Inc. 1996 Stock Option Plan ("Plan").

        NOW, THEREFORE, in consideration of the premises, it is agreed by and between the parties as follows:

        1. Grant of Stock Options. The Company hereby grants to Employee an option to purchase ______________ (_____) shares of common stock of the Company (the "Option") at a price of $______ per share in the manner and subject to the conditions hereinafter provided. This grant shall be of NQSOs as that term is defined in the Plan.

        2. Time of Exercise of Option. The aforesaid Option may be exercised as follows:

               (a) After two years from the date of this Agreement, Employee may exercise up to 40% of the Option granted hereunder;

               (b) After three years from the date of this Agreement, Employee may exercise up to 60% of the Option granted hereunder;

               (c) After four years from the date of this Agreement, Employee may exercise up to 80% of the Option granted hereunder; and

               (d) After five years from the date of this Agreement, Employee may exercise up to 100% of the Option granted hereunder.

        3. Method of Exercise. The Option shall be exercised by (a) written notice delivered or mailed by prepaid registered or certified mail, directed to the Secretary of the Company, at the Company's principal place of business, specifying the number of shares to be exercised pursuant to the Option and (b) payment to the Company (contemporaneously with the delivery of each such notice), in cash, certified check, bank draft, wire transfer, or postal or express money order payable to the order of the Company for an amount equal to the Option price of such shares and any income tax which may be required to be withheld pursuant to Section 12 of the Plan. Employee will receive the number of shares as set forth in Paragraph 1, after adjustment for stock splits, stock dividends or other dilution of the value of the Option by the Company issuing shares for less than fair market value as determined by the Board of Directors (the "Shares"). Within ten (10) days of the date notice is received by the Company, the Company shall issue such shares to Employee, provided that if any law or regulation requires the Company to take any action with respect to the shares specified
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in such notice before the payment thereof, then the date of such payment shall be extended for the period necessary to take such action.

        4. Termination of Options. Except as herein otherwise stated, the Option to the extent not heretofore exercised shall terminate upon the first to occur of the following dates:

               (a) The date on which Employee's employment by the Company is terminated for cause (as determined by the board of directors or compensation committee of the Company);

               (b) The expiration of three months after the date on which Employee's employment by the Company is terminated (including death or permanent and total disability); or

               (c) _________, ____ (being the expiration of ten years from the grant of these Options).

        In no event shall any Option be exercisable for more than the maximum number of shares that Employee was entitled to purchase at the date of termination, unless otherwise determined by the Committee at the time of termination.

        5. Rights Prior to Exercise of Options. This grant of the Option is nontransferable by Employee, except in the event of her death (in which case such Options may be exercised by Employee's legal representative) and during her lifetime is exercisable only by her. Employee shall have no rights as a stockholder with respect to the Option.

        6. Subject to StaffMark, Inc. 1996 Stock Option Plan. The Option shall be in all respects limited and conditioned as provided in the Plan. In addition, exercise of the Option shall be subject to Employee making any representations to such matters as the Board of Directors of the Company, in its discretion, may determine from time to time to be necessary or advisable to evidence compliance with the requirements of the Securities Act of 1933, as amended, or state or other securities laws, rules or regulations with respect to the registration or exemption from registration of any offer or sale of the Company's securities pursuant to the Plan.

        Neither this Agreement nor the Plan shall be construed as giving Employee any right to be retained in the employ of the Company and neither shall be construed as limiting in any way the Company's right to terminate or change the terms of Employee's employment.

        7. This Agreement, upon delivery of an executed copy to the Company shall constitute a binding non-qualified stock option agreement between Employee and the Company.

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        In witness whereof the parties have caused this Agreement to be executed on the day and year first above written.

                                             STAFFMARK, INC.


                                        By:
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                                                  Clete T. Brewer,
                                                  President

ATTEST:


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Terry C. Bellora, Secretary


                                        EMPLOYEE:


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